Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2015, relating to financial statements of Caesars Acquisition Company (“CAC”) (which report expressed an unqualified opinion and included explanatory paragraphs relating to (1) CAC being a defendant in litigation and other Noteholder Disputes relating to certain transactions with related parties and (2) CAC and Caesars Entertainment Corporation entering into an Agreement and Plan of Merger, pursuant to which, among other things, CAC plans to merge with and into Caesars Entertainment Corporation, with Caesars Entertainment Corporation as the surviving company), appearing in the Annual Report on Form 10-K of CAC for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 30, 2015